Exhibit 10.3

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment No. 1”) is made and entered into as of December 20, 2008, by and between AUTOBYTEL INC., a Delaware corporation (the “Company”), and Monty Houdeshell (the “Executive”).

Recitals

WHEREAS, the Company and the Executive entered into that certain Employment Agreement, dated as of January 30, 2007 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth in this Amendment No. 1.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and with reference to the above recitals, the parties hereby agree as follows:

ARTICLE 1

AMENDMENTS

1.1 AMENDMENT TO SECTION 3.2. Section 3.2 is amended and restated in its entirety to read as follows:

“3.2 BONUS. The Board may, in it sole discretion, provide the Executive with the opportunity to earn an annual bonus (“Bonus”) for each fiscal year of the Company, occurring in whole or in part during the Term of sixty percent (60%) (the “Target”) of the Executive’s Base Salary for such fiscal year. The Bonus, if any, payable to the Executive shall be based on such criteria as may be established by the Board, in its sole discretion, from time to time. The Executive shall participate in all other short term and long term bonus or incentive plans or arrangements in which other senior executives of the Company are eligible to participate from time to time. Any bonus shall be paid as promptly as practicable following the end of the fiscal year, but not later than two and a half (2  1/2) months immediately following the end of such fiscal year. The provisions of this Section 3.2 shall be subject to the provisions of Sections 3.3 and 3.4.”

1.2 AMENDMENT TO SECTION 3.5. The first sentence of Section 3.5 of the Employment Agreement is amended by inserting “that qualifies as a “change in control event” under Treasury Regulation Section 1.409A-3(i)(5)” immediately after “a Change of Control (as defined in Section 3.6)”.

1.3 AMENDMENT TO ARTICLE 5. Article 5 of the Employment Agreement is amended by adding a new Section 5.4, to read as follows:

“5.4 PAYMENT. Notwithstanding anything in this Agreement to the contrary, any reimbursements or other payments made under this Article 5 must be submitted for reimbursement by the Executive within 30 days, and shall be reimbursed promptly, but no later than 90 days after the Company receives such reimbursement request.”

1.4 AMENDMENT TO SECTION 6.2. Section 6.2 of the Employment Agreement is amended and restated in its entirety to read as follows:

“6.2 TERMINATION WITHOUT CAUSE OR FOR GOOD REASON. Subject to Section 6.4, the Company shall have the right, at any time in its sole and subjective discretion, to terminate the Executive’s employment under this Agreement without Cause upon not less than thirty (30) days prior written notice to the Executive. The term “termination without Cause” shall mean the termination by the Company of the Executive’s employment for any reason other than those expressly set forth in Section 6.1, or no reason at all, and shall also mean the Executive’s decision to terminate his employment under this Agreement by reason of any act, decision or omission by the Company or the Board that: (A) materially and adversely modifies, reduces, changes, or restricts the Executive’s salary, bonus opportunities, options or other compensation benefits or perquisites, or the Executive’s authority, functions, services, duties, rights, and privileges as, or commensurate with the Executive’s position as the Executive Vice President, Finance or Executive Vice President and Chief Financial Officer of the Company, as the case may be, as described in Section 2.1 hereof; (B) relocates the Executive without his consent from the Company’s offices located at 18872 MacArthur Boulevard, Irvine, California, 92612-1400 to any other location in excess of fifty (50) miles beyond the geographic limits of Irvine, California; (C) requires the Executive to report to someone other than the Chief Executive Officer; or (D) involves or results in any failure by the Company to comply with any provision of this Agreement (each a “Good Reason”). Notwithstanding anything herein, to qualify as Good Reason, the Executive must give the Company notice of the condition that gives rise to the Good Reason within sixty (60) days of the occurrence of the condition, and the Company must have at least thirty (30) days to remedy the condition. In the event the Company or the Executive shall exercise the termination right granted pursuant to this Section 6.2, then except as set forth in the proviso below, neither party shall have any rights or obligations under Article 2, Sections 3.1 and 3.2, or Articles 4 and 5; provided, however, that, subject to Section 3.5, the Company shall pay to the Executive (a) a lump sum payment equal to twelve (12) months of the Executive’s Base Salary in effect at the time of termination plus the Bonus (at the Target level) within ten days after the release signed by the Executive becomes irrevocable and shall continue to provide all benefits in accordance with Section 4 for a period of twelve (12) months after the effective date of the termination (subject in each case to Section 3.3), except that the Company shall not be required to provide such benefits to the extent that, during such twelve (12) month period, the Executive receives substantially similar (or better, from the Executive’s perspective) benefits from a new employer, and (b) any amount due and owing as of the termination date pursuant to Section 3.2 (including a Bonus for the year in which the termination occurs prorated to the date of termination based on the performance of the Company in such year as of the date on which the termination occurs versus the performance targets for the Company established by the Board for the entire year, and using such factors as the Board shall determine in its sole discretion (e.g., revenue, EBITDA, net income, etc.)) and Article 5 (subject, in each case, to Section 3.3), and the remaining provisions of this Agreement shall remain in full force and effect in accordance with their terms. The amounts and benefits required by clause (a) above shall be provided only if the Executive has within 60 days following his terminated executed (and not revoked) a release in favor of the Company (which release shall be substantially in the form attached as Exhibit A). The amounts payable pursuant to this Section 6.2 shall be in payment for the services rendered by the Executive pursuant to this Agreement during the Term, and, subject to Section 3.5, the Executive shall not be entitled to any additional amounts in consideration for such services.

1.5 AMENDMENT TO SECTION 7.1(b). Section 7.1(b) of the Employment Agreement is amended and restated in its entirety to read as follows:

“(b) The determinations of whether and when a Gross-Up Payment is required under this Article 7 shall be made by the Company based on its good faith interpretation of applicable law. The amount of such Gross-Up Payment and the valuation assumptions to be utilized in arriving at such determination shall be made by the Company which shall provide detailed supporting calculations to the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment subject to the Excise Tax, or such earlier time as is requested by the Company. Any Gross-Up Payment, as determined pursuant to this Article 7, shall be paid by the Company to the Executive within twenty-five (25) days of the receipt of notice from the Executive that there has been a Payment subject to the Excise Tax; provided, that the Gross-Up Payment shall be paid no later than the end of the Executive’s taxable year following the Executive’s taxable year in which the Executive remitted the Payment. Any determinations by the Company shall be binding upon the Executive, provided, however, if it is later determined that there has been an underpayment of Excise Tax and that the Executive is required to make an additional Excise Tax payment(s) on any Payment or Gross-Up Payment, the Company shall provide a similar full gross-up on such additional liability.”

1.6 ADDITION OF SECTION 9.12. Section 9.12 of the Employment Agreement is added as follows:

“9.12 TAXES. Except as otherwise specifically provided elsewhere in this Agreement or herein, the Executive is solely responsible for the payment of any tax liability (including any taxes and penalties arising under Section 409A of the Code) that may result from any payments or benefits that he receives pursuant to this Agreement. If any amounts or benefits payable under this Agreement in the event of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), payment of such amounts and benefits shall commence when the Executive incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h), provided the 20% service threshold in the regulation shall be substituted with 49%, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service. Nevertheless, if Executive’s receipt of payments or benefits pursuant to this Agreement would cause the Executive to incur liability for additional tax under Section 409A of the Code, then the Company shall suspend such payments or benefits until the end of the six-month period following termination of the Executive’s employment (the “409A Suspension Period”). As soon as reasonably practical after the end of the 409A Suspension Period, the Company will make a lump sum payment to the Executive, in cash, in an amount equal to any payments and benefits that the Company does not make during the 409A

Suspension Period. Thereafter, the Executive will receive any remaining payments and benefits due pursuant to this Agreement in accordance with its terms (as if there had not been any suspension beforehand). For the purposes of this Agreement, each payment that is part of a series of installment payments shall treated be as a separate payment for purposes of Code Section 409A.”

ARTICLE 2

GENERAL PROVISIONS

2.1 CAPITALIZED TERMS. All capitalized terms in this Amendment No.1, to the extent not otherwise defined herein, shall have the meaning assigned to them in the Employment Agreement.

2.2 CONTINUING EFFECTIVENESS. Except as modified by this Amendment No. 1, the Employment Agreement shall remain in full force and effect and neither party by virtue of entering into this Amendment No. 1 is waiving any rights it has under the Employment Agreement, and once this Amendment No. 1 is executed by the parties hereto, all references in the Employment Agreement to “the Agreement” or “this Agreement,” as applicable, shall refer to the Employment Agreement as modified by this Amendment No. 1.

2.3 SUCCESSORS. The terms and conditions of this Amendment No. 1 shall inure to the benefit of and be binding upon the successors and assigns of the parties hereto.

2.4 GOVERNING LAW. This Amendment No. 1 shall be construed and enforced in accordance with the laws of the State of California, without giving effect to the principles of conflict of laws thereof.

2.5 COUNTERPARTS. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 as of the date first above written.

AUTOBYTEL INC.

By:	/s/ Jeffrey H. Coats
	Name:	Jeffrey H. Coats
	Title:	President and CEO

MONTY HOUDESHELL

/s/ Monty Houdeshell